Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Prosperity Bancshares, Inc. of our Report dated June 27, 2003 on our audit of the financial statements of the Prosperity Bancshares, Inc. 401(k) Profit Sharing Plan as of December 31, 2002 and for the years ended December 31, 2002 and 2001, which report is included in this Annual Report on Form 11-K.

/s/ Luby & Birdwell, LLP

Corpus Christi, Texas

July 20, 2004